SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement	☐ Confidential, for use of the Commission only

(as permitted by Rule 14a-6(e)(2).
☒ Definitive proxy statement.

☐ Definitive additional materials.

☐ Soliciting material pursuant to §240.14a-12.

CITIZENS FIRST BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

     Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Citizens First Bancorp, Inc.

April 23, 2004

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Citizens First Bancorp, Inc. The meeting will be held at St. Clair County Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan, on Thursday, May 27, 2004 at 10:00 a.m., local time.

     The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of BDO Seidman, LLP, the Company’s independent auditors, will be present to respond to appropriate questions of stockholders.

     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

     We look forward to seeing you at the meeting.

Sincerely,

Marshall J. Campbell
Chairman of the Board, President
and Chief Executive Officer

Citizens First Bancorp, Inc.

525 Water Street
Port Huron, Michigan 48060

Notice of Annual Meeting of Stockholders

       On Thursday, May 27, 2004, Citizens First Bancorp, Inc. (the “Company”) will hold its annual meeting of stockholders at St. Clair County Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan. The meeting will begin at 10:00 a.m., local time. At the meeting, the stockholders will consider and act on the following:

1. The election of two directors to serve for terms of three years;

2. The ratification of the appointment of BDO Seidman, LLP as independent auditors for the Company for the fiscal year ending December 31, 2004; and

3. The transaction of any other business that may properly come before the meeting.

The Board of Directors is not aware of any other business scheduled to come before the meeting.

      Only stockholders of record at the close of business on March 31, 2004 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

      Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

By order of the Board of Directors

Timothy D. Regan
Secretary

Port Huron, Michigan

April 23, 2004

      Important: The prompt return of proxies will save the company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Citizens First Bancorp, Inc.

Proxy Statement

        This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens First Bancorp, Inc. (the “Company”) to be used at the 2004 annual meeting of stockholders of the Company (the “Annual Meeting”). The Company is the holding company for two Michigan savings banks, Citizens First Savings Bank (the “Bank”) and Metrobank (“Metrobank”). The Annual Meeting will be held at St. Clair County Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan on Thursday, May 27, 2004, at 10:00 a.m., local time. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 23, 2004.

Voting and Proxy Procedure

Who Can Vote at the Meeting

      You are entitled to vote your Company Common Stock at the Annual Meeting if the records of the Company show that you held your shares as of the close of business on March 31, 2004 (the “Record Date”). If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares of Common Stock at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee on how to vote your shares at the Annual Meeting.

      As of the close of business on the Record Date, a total of 8,519,902 shares of Company Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for a vote. As provided in the Company’s Certificate of Incorporation, a record owner of the Company’s Common Stock, which is beneficially owned, either directly or indirectly, by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, is not entitled or permitted to any vote with respect to the shares held in excess of the 10% limit.

Attending the Meeting

      If you are a stockholder as of the close of business on the Record Date, you may attend the Annual Meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company Common Stock held in street name in person at the Annual Meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

      A majority of the outstanding shares of Common Stock entitled to vote is required to be represented at the Annual Meeting in order to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

      In voting on the election of directors, you may vote in favor of both nominees, withhold your vote for both nominees or withhold your vote as to either of the nominees. Directors are elected by a plurality of the votes cast. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

      In voting on the ratification of the appointment of BDO Seidman, LLP as independent auditors, you may vote for the proposal, against the proposal or abstain from voting. The ratification of BDO Seidman, LLP will be decided by the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

Voting by Proxy

      The Company’s Board of Directors is sending you this Proxy Statement and the enclosed proxy card to request that you allow your shares of Company Common Stock to be represented at the Annual Meeting by the proxy committee designated in the enclosed proxy card. All shares of Company Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “for” each of the nominees for director, and “for” ratification of BDO Seidman, LLP as independent auditors.

      If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the members of the Proxy Committee designated in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is postponed or adjourned, your Company Common Stock may be voted by the Proxy Committee designated in the proxy card on the new meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

      You may revoke your proxy at any time before a vote is taken at the Annual Meeting. To revoke your proxy, you must either advise the Secretary of the Company in writing before your Common Stock has been voted at the Annual Meeting, deliver a later dated proxy or attend the Annual Meeting and vote your shares in person by ballot. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

      If your Company Common Stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and which accompanies this Proxy Statement.

Participants in Citizens First Savings Bank ESOP and 401(K) Plan

      If you participate in the Citizens First Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares of Company Common Stock through the Citizens First Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive with this Proxy Statement a vote authorization form for each plan that will reflect all shares you may direct the trustees to vote on your behalf under these plans. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustee, but each participant in the ESOP may direct the trustee how to vote the shares of Company Common Stock allocated to that participant’s account. Unallocated shares of Common Stock held by the ESOP and the allocated shares for which no timely instructions are received will be voted by the ESOP trustee in accordance with the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Company Common Stock credited to your account in the 401(k) Plan. The 401(k) trustee will not vote the shares of Company Common Stock for which it does not receive timely instructions from participants.

Stock Ownership

      As of the Record Date, the following persons were the only shareholders known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock:

	Shares of Common	Percent
Person	Stock Owned	of Class

Private Capital Management(1)	837,106	9.8%
Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd. Naples, Florida 34108

Citizens First Foundation, Inc.(2)	817,456	9.6%
525 Water Street Port Huron, Michigan 48060

Wellington Management Company, LLP(3)	839,600	9.85%
Wellington Trust Company, NA 75 State Street Boston, Massachusetts 02109

Citizens First Savings Bank Employee Stock Ownership Plan(4)	762,129	8.9%
525 Water Street Port Huron, Michigan 48060

Thomson Horstmann & Bryant, Inc.(5)	443,800	5.21%
Park 80 West, Plaza Two Saddle Brook, New Jersey 07663

(1)	Based on Amendment No. 1 to Schedule 13G as filed by such holder with the Securities and Exchange Commission as of February 13, 2004. Holder discloses shared voting and dispositive power over all 837,106 shares of common stock reported as beneficially owned. Bruce S. Sherman is CEO of Private Capital Management (“PCM”) and Gregg J. Powers is President. In these capacities, Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

(2)	Citizens First Foundation has sole voting and dispositive power over all shares beneficially owned by it.

(3)	Based on Amendment No. 2 to Schedule 13G as filed by such holder with the Securities and Exchange Commission as of February 13, 2004. Holder discloses shared voting power over 258,500 shares and shared dispositive power over 839,600 shares of Common Stock. As disclosed in the Schedule 13G, Wellington Trust Company, NA, the owner of the Common Stock, is a wholly-owned subsidiary of Wellington Management Company, LLP.

(4)	Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee may vote unallocated shares, and allocated shares for which no timely voting instructions are received, in accordance with its fiduciary duties. As of the Record Date, 152,416 shares had been allocated to participants’ accounts and 609,713 shares remain unallocated under the ESOP.

(5)	Based on Amendment No. 2 to Schedule 13G as filed by such holder with the Securities and Exchange Commission as of January 21, 2004. Holder discloses sole voting power over 234,800 shares and sole dispositive power over 443,800 shares of Common Stock.

      The following table sets forth the beneficial ownership of the Company’s Common Stock by each of the Company’s directors and the Company’s named executive officers, and the directors and executive officers as a group, as of the Record Date.

Shares of
	Common Stock	Percentage
Name	Owned (1)	of Class

Marshall J. Campbell	79,976(2)	*
Ronald W. Cooley	36,634(3)	*
Walid Demashkieh, M.D.	10,662(4)	*
Christopher A. Kellerman	19,445(5)	*
Timothy D. Regan	35,065(6)	*
J. Stephen Armstrong	21,449(7)	*
Randy J. Cutler	24,596(8)	*
All directors and executive officers as a group (8 persons)		2.79%

*	Less than 1%.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2)	Includes 18,900 shares over which Mr. Campbell has voting but not investment power.

(3)	Includes 3,300 shares subject to options that are currently exercisable.

(4)	Includes 3,300 shares subject to options that are currently exercisable. Includes 700 shares owned by Dr. Demashkieh’s spouse, for which Dr. Demashkieh disclaims beneficial ownership. Includes 2,500 shares held in trusts by or for Dr. Demashkieh’s spouse for which he disclaims beneficial ownership.

(5)	Includes 3,300 shares subject to options that are currently exercisable.

(6)	Includes 7,000 shares over which Mr. Regan has voting but not investment power. Includes 5,000 shares owned by Mr. Regan’s spouse, for which Mr. Regan disclaims beneficial ownership. Includes 4,000 shares subject to options that are presently exercisable.

(7)	Includes 6,353 shares over which Mr. Armstrong has voting but not investment power. Includes 4,000 shares subject to options that are presently exercisable. Includes 390 shares owned by Mr. Armstrong’s spouse, for which Mr. Armstrong disclaims beneficial ownership.

(8)	Includes 6,517 shares over which Mr. Cutler has voting but not investment power. Includes 4,000 shares subject to options that are presently exercisable.

Proposal 1 — Election of Directors

      The Company’s Board of Directors currently consists of five members. The Board is divided into three classes. The classes have staggered three-year terms. The nominees for election this year are Timothy D. Regan and Walid Demashkieh, M.D.

      It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the Proxy Committee designated in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

      The Board of Directors has determined that all Directors have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exception of Marshall J. Campbell, who is the Chief Executive Officer of the Company, and Timothy D. Regan, who is the Chief Financial Officer of the Company.

      The Nominating Committee of the Board of Directors recommends director candidates to the Board of Directors for nomination, in accordance with the Nominating Committee’s Charter and the Company’s Bylaws. The Committee will investigate and assess the background and skills of potential candidates. The Nominating Committee is empowered to engage a third party search firm to assist, but the Committee currently believes that the existing directors and executive management of the Company and its subsidiaries have significant networks of business contacts to identify candidates. Upon identifying a candidate for serious consideration, one or more members of the Nominating Committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Committee members (individually or as a group), meet the Company’s Chief Executive Officer and other executive officers and ultimately meet the other Directors. The Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to recommend the candidate to the Board of Directors for nomination.

      The Company’s Bylaws provide certain minimum requirements for Directors, including (1) at least one year’s residency in a county where the Company or one of its subsidiaries maintains a banking office, or a county contiguous to any such county, and (2) no directorship or executive officer position held at a competing financial institution. The Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct set forth the following criteria for Directors: independence (a majority of the Directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a Director; particular experience, skills or expertise relevant to the Company’s business; depth and breadth of business and civic experience in leadership positions; and ties to the Company’s geographic markets. Directors must also beneficially own at least 2,500 shares of Company Common Stock within a year of becoming a director. No director may be nominated by the Board to serve a new term after reaching age 70. The Company’s Corporate Governance Guidelines provide that shareholders may propose nominees by submitting the names and qualifications of such persons to the Chairman of the Nominating Committee. Submissions are to be addressed to the Chairman of the Nominating Committee at the Company’s executive offices, which submissions will then be forwarded to the Chairman. The Nominating Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The submission should be made no later than December 31 of each year for consideration in regard to the next annual meeting of shareholders. The Nominating Committee is not obligated to recommend to the Board, nor the Board to nominate, any such individual for election.

      The Nominating Committee has not hired any director search firm in 2004 and, accordingly, paid no fees to any such company. As indicated above, however, the Nominating Committee may do so in the future if necessary.

      Neither the Board nor the Nominating Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2003, all Company Directors attended the Annual Meeting.

Recommendation of Board of Directors

      The Board of Directors recommends a vote “FOR” the election of both of the nominees, and your proxy will be so voted unless you specify otherwise.

      Information regarding the nominees and the Directors continuing in office is provided below. In addition, information regarding each of the Company’s Executive Officers is provided. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2003.

Nominees for Election of Directors

      Walid Demashkieh, M.D., 55, has been a Director of the Company since 2002. Dr. Demashkieh is a shareholder, director and the President of, and a board certified general surgeon with, Huron Surgical Clinic, P.C. located in Port Huron, Michigan. Dr. Demashkieh served as a member of the Board of Trustees of Port Huron Hospital from 1992 to 2002 and its Chairman from 1999 to 2002. Dr. Demashkieh was Chief of Surgery of Mercy Hospital from 1997 to 1998 and Chief of Staff at Port Huron Hospital from 1989 to 1990.

      Timothy D. Regan, 42, has been a Director of the Company since 2001. Mr. Regan has also been employed by the Company as its Secretary and Chief Financial Officer since 2000. Mr. Regan has been employed by the Bank since 1983. He has served as Senior Vice President and Secretary of the Bank since 1988 and was appointed its Chief Financial Officer in the fiscal year ended March 31, 2002. In 2003, Mr. Regan was appointed to the Board of Trustees for Port Huron Hospital. Mr. Regan is the brother-in-law of Randy J. Cutler, who is Senior Vice President, Retail Banking, of the Bank.

Directors Continuing in Office

      The following Director’s term ends at the Company’s annual meeting in 2005:

      Ronald W. Cooley, 57, has been a Director of the Company since 2001. Mr. Cooley is the principal owner of Cooley Enterprises, a real estate development firm. He is also a real estate broker with O’Connor Realty, a real estate brokerage firm, and a developer with Crystal Village of Marysville, another real estate development firm. All of these businesses operate in the Port Huron, Michigan area. Mr. Cooley has served as a Board member and president of the Marysville Chamber of Commerce and Council member for the City of Marysville and was a member of the Board of Directors of The Commercial & Savings Bank of St. Clair County, a commercial bank located in St. Clair, Michigan, until its sale in 1997. He is currently an advisory trustee for The Community Foundation of St. Clair County. Mr. Cooley is a member of the Board of Directors of Citizens First Foundation, Inc.

      The following Directors’ terms end at the Company’s annual meeting in 2006:

      Marshall J. Campbell, 53, has been the Company’s Chairman of the Board of Directors since 2000. Mr. Campbell was appointed President and Chief Executive Officer of the Company in August 2001. In August 2001, Mr. Campbell was also appointed Chairman of the Board, President and Chief Executive Officer of the Bank. Mr. Campbell has been a Director of the Bank since 1997. Upon Company’s acquisition of Metro Bancorp, Inc., Mr. Campbell was elected to serve on the Board of Directors of Metrobank. Prior to August 2001, Mr. Campbell served as President and Chief Executive Officer of Marshall E. Campbell Company, Inc., a Port Huron, Michigan-based company, and continued to serve on the Board of Directors of that company until December 31, 2003. Mr. Campbell served as a director of The Commercial & Savings Bank of St. Clair County for nine years and as a director of its holding company, Seaway Financial Corporation, for three years prior to their sale in 1997. Mr. Campbell also served as a trustee of Blue Water Health Systems, Inc., the parent corporation of Port Huron Hospital, on whose board he served from 1989 until 1999. Mr. Campbell was Chairman of the Board of Port Huron Hospital for four of those years. Mr. Campbell has also previously served as a trustee to the Port Huron Area School District and served as President of the Board of Education.

Mr. Campbell is a Trustee of The Community Foundation of St. Clair County, Vice President of the Economic Development Alliance of St. Clair County and Treasurer of the St. Clair County Community College Foundation. Mr. Campbell is a member of the Board of Directors of Citizens First Foundation, Inc., and serves the Board as its President.

      Christopher A. Kellerman, 61, has been a Director of the Company since 2000, and a director of the Bank since 1997. He has served as chair of Company’s Audit Committee since 2002. Upon Company’s acquisition of Metro Bancorp, Inc., Mr. Kellerman was elected to serve on the Board of Directors of Metrobank. Mr. Kellerman is the President and principal owner of Star Holdings, Inc. (“Star”), a Port Huron based commercial and industrial real estate development and investment company. From 1920 until 2001, Star operated as The Star Oil Company, Inc., a petroleum distribution company. Mr. Kellerman has served continuously as Chief Executive Officer of Star since 1981. Mr. Kellerman also acts as both the Manager and the member of Star Ventures, L.L.C., a holding company for various commercial ventures, all located in the Port Huron, Michigan area. Mr. Kellerman has served as a board member for various organizations, including Port Huron Hospital, which operates through a network of five affiliated health care entities, and Michigan National Bank — Port Huron. Mr. Kellerman served as Treasurer of the Port Huron Hospital Board from 1990 through 1999 inclusive. Mr. Kellerman currently serves as a director and officer of the Economic Development Alliance of St. Clair County, and as a director, and the Treasurer, of Citizens First Foundation, Inc.

Executive Officers

      In addition to Mr. Campbell and Mr. Regan, whose summaries are set forth above, below is information regarding the other Executive Officers of the Company:

      J. Stephen Armstrong, 52, has served as the Bank’s Senior Vice President, Commercial Banking since 1999 and has been employed by the Bank since 1995. Mr. Armstrong is also responsible for the administration of commercial banking, consumer lending, cash management, private banking and public funds services. Mr. Armstrong is Vice Chairman of the St. Clair County Community Mental Health Authority and a Board Member of the Blue Water YMCA.

      Randy J. Cutler, 48, has served as the Bank’s Senior Vice President, Retail Banking and Branch Operations since 1985 and has been employed by the Bank since 1977. Mr. Cutler is also responsible for the administration of financial services, mortgages and marketing. Mr. Cutler is Vice Chairman of the Sanilac County Economic Development Alliance, a Board Member of the Lapeer County Economic Development Alliance, and a Committee member of the Consumer/ Mortgage Michigan Banker’s Association. Mr. Cutler is Mr. Regan’s brother-in-law.

      William G. Oldford, Jr., age 38, has served as Bank’s Vice President and Senior Trust Officer since 1999. Prior to that date, Mr. Oldford practiced law with the law firm of Christensen & Ehret. As Senior Trust Officer, Mr. Oldford is responsible for the management and administration of Bank’s Asset Management and Trust Department. Mr. Oldford is a member of the board of directors of the Boy Scouts of America — Blue Water Council, which he serves as Treasurer. Mr. Oldford also serves on the grants committee of The Community Foundation of St. Clair County.

      The Board of Directors of the Company met 14 times in 2003. In 2003, each director attended all of the meetings of the Board of Directors and meetings of each committee on which such director served.

      The Board of Directors has adopted the Citizens First Bancorp, Inc. Corporate Governance Guidelines, which you may find on the Company’s website at www.cfsbank.com. The Board has also adopted the Citizens First Bancorp, Inc. Code of Ethics and Business Conduct, which you may find on the Company’s website at www.cfsbank.com.

      Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Citizens First Bancorp Board of Directors, 525 Water Street, Port Huron, MI 48060. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Nominating Committee without any editing or screening.

Committees of the Board

      The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. The membership of these committees is noted below.

      Compensation Committee. Mr. Kellerman, Chairman, and Dr. Demashkieh and Mr. Cooley are the members of the Compensation Committee.

      The Board of Directors has a Compensation Committee comprised entirely of independent Directors. Director and executive officer compensation are determined by this Committee of the Board of Directors. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met 4 times during 2003. The Compensation Committee’s report on executive compensation matters for 2003 appears under the caption “Compensation Committee Report on Executive Compensation.”

      Nominating Committee. Mr. Kellerman, Chairman and Mr. Cooley are the members of the Nominating Committee.

      The Board of Directors has a Nominating Committee comprised entirely of independent Directors. This Committee develops and recommends to the Board corporate governance policies and guidelines for the Company and for the identification and nomination of Director and committee member candidates and recommends to the Board for nomination by the Board in accordance with the Company’s Bylaws, nominees for election to the Board and appointment to committee membership. The Board of Directors has adopted a Nominating Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met one time in 2003.

      Audit Committee. Mr. Kellerman, Chairman, and Mr. Cooley and Dr. Demashkieh are the members of the Audit Committee.

      The Audit Committee met 8 times during 2003. The functions of this Committee include the engagement of independent auditors, reviewing with those independent auditors the plans and results of the audit engagement of the Company, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditors, reviewing the Company’s financial results and Securities and Exchange Commission filings, reviewing the effectiveness of the Company’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent auditors. The Board of Directors has adopted a written Charter for the Audit Committee, which is attached hereto as Annex A and which may be found on the Company’s website at www.cfsbank.com. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors has determined that Mr. Kellerman is an audit committee financial expert for the Company and is independent as described in the preceding sentence. The report of the Audit Committee for 2003 appears under the caption “Report of the Audit Committee.”

Report of the Audit Committee

      The Audit Committee of the Company’s Board of Directors (the “Committee”) is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers listing standards, and operates under a written charter adopted by the Board of Directors which is attached as Annex A.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and to issue a report thereon. The Committee’s responsibility is to monitor and oversee the processes.

      In this context, the Committee has met and held discussions with management and the independent auditors. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

      The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2003, with management and the independent auditors.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee also appointed the independent auditors, subject to ratification by shareholders of the Company.

Audit Committee

Christopher A. Kellerman, Chairman
Ronald W. Cooley
Walid Demashkieh, M.D.

      Director Fees. Non-employee Directors of the Company receive an annual retainer of $6,500 regardless of Board meeting attendance, $400 per each Board meeting attended and $300 per each Committee meeting attended. Directors who are also employees of the Company do not currently receive additional compensation for their service as Directors.

      Deferred Fee Arrangements. The Company maintains a Directors’ Deferred Fee Plan (“Directors’ Plan.”)

      Under the Directors’ Plan, non-employee Directors of the Company, Metrobank and Bank may acquire shares of Company Common Stock through deferral of fees. A Director who elects to participate in the Directors’ Plan specifies in advance the amount of fees to be deferred and whether Company Common Stock ultimately distributed to the Director will be distributed in a “lump sum” or in “installments” and has certain options as to the timing of these distributions, including distribution upon termination of service, at the Director’s normal retirement date or at a date between these two dates as specified by the Director. All of the non-employee Directors of the Company and all of the non-employee Directors of the Bank have currently elected to defer all of their fees.

      Under the Directors’ Plan, each Director is generally credited with share units for each calendar quarter equal to the Director’s deferred fees for that quarter, divided by the closing price of the Company’s Common Stock on the last trading day of the quarter. Each Director also receives dividend equivalents on the share units held in the Directors’ Plan for the Director’s account.

      Generally, a Director receives one share of Company Common Stock for every share unit credited to the Director. In the event of a change in control of the Company or severe financial hardship of a Director, the Compensation Committee may decide that all or a portion of the share units may be immediately distributed to the Director. After the death of a Director, the Director’s beneficiaries will receive the distributions to which the Director would have otherwise been entitled.

      The Company prepares for its obligations under the Directors’ Plan by having a Rabbi Trust hold Common Stock of the Company that is expected to be needed to fulfill the Company’s obligations to Directors under the Directors’ Plan (although the assets of that Trust are subject to the claims of the Company’s general creditors).

Executive Compensation

      General. The following information relates to compensation of management for the fiscal year ended December 31, 2003, the 12 month period ended December 31, 2002, and the fiscal year ended March 31, 2002, unless otherwise noted below. This information includes compensation of management by the Company’s subsidiaries.

      Executive Compensation. The following table sets forth the annual and long-term compensation for the Company’s Chief Executive Officer and the three other highest paid executive officers whose salary and bonus will exceed $100,000 for 2003, as well as the total compensation paid to each individual during the last three years.

					Long Term Compensation
		Annual Compensation
					Restricted		Awards Shares
				Other Annual	Stock		Underlying	All Other
			Bonus	Compensation	Awards		Options	Compensation
Name and Principal Position	Year(a)	Salary ($)	($)(b)	($)(c)	($)(d)		(#)	($)

Marshall J. Campbell	2003	250,000	—	—	—		-0-	87,334	(i)
Chairman, President and	2002	250,109	29,883	—	424,305	(e)	-0-	182,682
Chief Executive Officer	2002	89,808	47,144	—	-0-		-0-	377,056

J. Stephen Armstrong	2003	114,215	—	—	—		20,000	47,077	(j)
Senior Vice President,	2002	92,993	24,816	—	127,378	(f)	-0-	25,570
Commercial Banking	2002	75,000	31,050	—	-0-		-0-	19,178

Timothy D. Regan	2003	96,573	—	—	—		20,000	48,864	(k)
Senior Vice President,	2002	95,285	6,019	—	140,350	(g)	-0-	33,803
Chief Financial Officer	2002	81,000	18,242	—	-0-		-0-	39,206

Randy J. Cutler	2003	94,967	—	13,279	—		20,000	48,727	(l)
Senior Vice President,	2002	92,509	12,139	10,331	130,666	(h)	-0-	40,609
Retail Banking	2002	87,300	8,190	9,861	-0-		-0-	51,172

(a)	In 2002, the Company changed its fiscal year end from March 31 to December 31. Information is presented for the fiscal year ended December 31, 2003, the 12 months ended December 31, 2002, and the fiscal year ended March 31, 2002.

(b)	Each bonus is reported for the year in which it was earned. Bonuses to executive officers earned in 2003 are based in part on the performance of the Company and in part on the subjective assessment of the individual’s performance. No amounts are shown for 2003 because they were not calculable through the latest practicable date prior to printing and mailing the proxy statement, since the assessment of individual performance for 2003, and approval of bonus amounts, had not been completed. The Company expects that bonuses will be paid to each of the named executive officers for 2003 performance.

(c)	Amounts for individual items comprising 25% or more of the Other Annual Compensation shown in this column for Mr. Cutler are as follows: auto allowance $6,500 for fiscal year ended December 31, 2003, $5,581 for 12 months ended December 31, 2002, and $6,500 for fiscal year ended March 31, 2002; club membership — $6,779 for fiscal year ended December 31, 2003, $4,750 for 12 months ended December 31, 2002, and $3,361 for fiscal year ended March 31, 2002.

(d)	Each of Messrs. Campbell, Regan and Cutler has elected to defer a portion of his incentive bonus under the Management Plan, which will result in restricted stock awards for 2003, the value of which is not yet determinable since bonus amounts have not been determined.

(e)	At December 31, 2003, Mr. Campbell owned a total of 18,900 shares of restricted Common Stock of the Company awarded to him under the 2001 Stock-Based Incentive Plan (the “SBIP”), which were worth $430,920 at that date. The shares were a special award relating to the Bank’s conversion from the mutual to stock form of ownership. The award agreement relating to the grant of these shares generally provides for vesting after five years of continuous employment with the Company or its affiliated entities (with accelerated vesting under certain circumstances as described in the agreement). Dividends are paid with respect to the shares of restricted stock owned by Mr. Campbell.

(f)	At December 31, 2003, Mr. Armstrong owned a total of 6,353 shares of restricted Common Stock of the Company awarded to him under the SBIP, which were worth $144,848 at that date. The shares were a special award relating to the Bank’s conversion from the mutual to stock form of ownership. The award agreement relating to the grant of these shares generally provides for vesting after five years of continuous employment with the Company or its affiliated entities (with accelerated vesting under certain circumstances as described in the agreement). Dividends are paid with respect to the shares of restricted stock owned by Mr. Armstrong.

(g)	At December 31, 2003, Mr. Regan owned a total of 7,000 shares of restricted Common Stock of the Company awarded to him under the SBIP, which were worth $159,600 at that date. The shares were a special award relating to the Bank’s conversion from the mutual to stock form of ownership. The award agreement relating to the grant of these shares generally provides for vesting after five years of continuous employment with the Company or its affiliated entities (with accelerated vesting under certain circumstances as described in the agreement). Dividends are paid with respect to the shares of restricted stock owned by Mr. Regan.

(h)	At December 31, 2003, Mr. Cutler owned a total of 6,517 shares of restricted Common Stock of the Company awarded to him under the SBIP, which were worth $148,588 at that date. The shares were a special award relating to the Bank’s conversion from the mutual to stock form of ownership. The award agreement relating to the grant of these shares generally provides for vesting after five years of continuous employment with the Company or its affiliated entities (with accelerated vesting under certain circumstances as described in the agreement). Dividends are paid with respect to the shares of restricted stock owned by Mr. Cutler.

(i)	Consists of (i) employer contributions to the 401(k) Plan of $4,000, and (ii) ExSOP allocations worth $83,334.

(j)	Consists of employer contributions to the 401(k) Plan of $2,414 and ESOP allocations worth $44,663.

(k)	Consists of employer contributions to the 401(k) Plan of $2,066 and ESOP allocations worth $46,798.

(l)	Consists of employer contributions to the 401(k) Plan of $2,029 and ESOP allocations worth $46,698.

      Option Grants Table. The following table presents information about stock options granted during 2003 to the four named executive officers. The Committee proposed to award stock options to Mr. Campbell, but Mr. Campbell declined them.

	Option Grants in Last Fiscal Year Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	Value(2)

Marshall J. Campbell	0	0%	—	—	—
J. Stephen Armstrong	20,000	13.54%	$18.81	3/11/13	$105,800
Timothy D. Regan	20,000	13.54%	$18.81	3/11/13	$105,800
Randy J. Cutler	20,000	13.54%	$18.81	3/11/13	$105,800

(1)	All options are non-qualified stock options which vest ratably over a five-year period commencing March 11, 2004. All options have an exercise price equal to the fair market value on the date of grant. The terms of the Company’s SBIP provide that all options become exercisable in full in the event of a change in control as defined in the SBIP, or (unless otherwise determined by the committee) the death or disability of the option holder.

(2)	The option value was calculated to be $5.29 per share using the Black-Scholes stock option pricing model. In making this calculation, it was assumed that the average exercise period was 8 years, the volatility rate was 22%, the risk-free rate of return was 4%, and the dividend yield was 1.60%.

      Option Exercises and Year-End Value Table. The following table presents information about stock options exercised during 2003 and unexercised stock options at December 31, 2003 for the four named executive officers.

Option Exercises and Year-End Value Table

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options	In-the-Money Options at
			December 31, 2003(#)	December 31, 2003($)
	Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

Marshall J. Campbell	0	$0	0/0	—/—
J. Stephen Armstrong	0	$0	0/20,000	$0/$79,800
Timothy D. Regan	0	$0	0/20,000	$0/$79,800
Randy J. Cutler	0	$0	0/20,000	$0/$79,800

Employment Arrangements and Employment Agreement

      In August 2001, Mr. Campbell was appointed President and Chief Executive Officer of the Company and the Bank. At that time, Mr. Campbell became an “at will” employee of the Company and the Bank. Effective February 1, 2002, the Company entered into an employment agreement with Mr. Campbell to serve as President and Chief Executive Officer of the Company and of the Bank. The employment agreement is intended to ensure the Company and the Bank will be able to maintain a stable and competent management base. The continued success of the Company depends to a significant degree on the skills and competence of Mr. Campbell.

      The employment agreement provides for a base salary for Mr. Campbell, which is to be reviewed by the Board of Directors at least annually. Mr. Campbell’s current base salary is $250,000. In addition to salary, the employment agreement provides for, among other things, (a) participation in any incentive compensation program sponsored by the Company or the Bank, (b) participation in fringe benefits applicable to executive personnel (including use of an automobile), (c) social and business memberships commensurate with the office of the President, (d) reimbursement for business and business travel expenses and (e) continuation of the whole life insurance policy maintained by the Company on Mr. Campbell’s behalf (currently $350,000).

      If Mr. Campbell becomes disabled, he will be entitled to continue receiving medical insurance for one year from the date he is determined to be disabled. Any base salary to be paid to him will be reduced by any payments he receives under a disability policy maintained by the Bank, and all other fringe benefits will cease as of the date he is determined to be disabled.

      The employment agreement also provides that the Company will provide Mr. Campbell with coverage under a directors’ and officers’ liability insurance policy.

      The employment agreement is “at-will” and, therefore, permits termination by the Company or Mr. Campbell either with or without “cause” (as defined in the employment agreement), at any time. Unless earlier terminated, the agreement automatically terminates January 31, 2007. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, (b) he resigns from the Company after specified circumstances that would constitute constructive termination, or (c) his employment is terminated in the event of a Change of Control (either involuntarily (but not for death, disability or for “cause”) or voluntarily under circumstances that would constitute constructive termination), Mr. Campbell (or, if Mr. Campbell dies after the date of termination, his beneficiary) would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. These payments would be paid in thirty-six equal monthly installments. The

Company would also continue life, health, dental and disability coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. In addition, for a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination). Severance payments would not be reduced by any payments received for any subsequent employment.

      Upon termination of Mr. Campbell’s employment prior to the expiration of the employment agreement, Mr. Campbell must adhere to a three-year non-competition and non-disclosure restriction. In addition, for three years after termination of employment, Mr. Campbell must provide information and assistance to the Company and the Bank with regard to any litigation to which either the Company or the Bank is a party.

      The payments and benefits provided for under the employment agreement may constitute a “parachute payment” for federal income tax purposes, resulting in the possible obligation of a federal excise tax payment by Mr. Campbell. In such case, the Company is obligated to pay to Mr. Campbell an amount so as to enable him to retain the economic value of the payments he would have retained had he not been subject to that excise tax.

      The employment agreement provides that all disputes are to be settled by binding arbitration. In addition, the employment agreement is binding upon successors of the Company and the Bank.

Change in Control Agreements

      The Bank has change in control agreements (“COC Agreements”) with each of Randy J. Cutler, Timothy D. Regan and J. Stephen Armstrong. The COC Agreements are identical for each officer. Each COC Agreement has a term of three years. On the first anniversary of the effective date of the COC Agreements and continuing on each anniversary thereafter, the Board may act to extend the term of the COC Agreements for an additional year, such that the remaining term is 3 years, unless the officer elects not to extend the term by giving written notice to the Board. On May 22, 2003, the Board elected to extend the COC Agreements for an additional year. It is anticipated that the Board will elect to extend the COC Agreements again at its meeting in May 2004.

      The COC Agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the COC Agreements constituting constructive termination) follows a change in control of the Bank or the Company, the officers would be entitled to receive a severance payment equal to three times their average annual compensation (as described in the COC Agreements) for the five most recent taxable years. The officer may elect to receive such payments in one lump sum, or in five equal annual installments. The COC Agreements provide that payments to be received under the COC Agreements will be reduced if it is determined that such payments constitute “parachute payments” for federal income tax purposes.

      The Bank would also continue the officers’ health and welfare benefits coverage for thirty-six months following termination. If any of the officers were not receiving health or disability coverage at the time of such termination, they could elect to receive such coverage at any time during the thirty-six month period, at the expense of the Bank, for the remainder of that period.

      The COC Agreements provide that all disputes are to be settled by binding arbitration. In addition, the COC Agreements are binding upon successors of the Bank.

Pension Plan

      The following table shows estimated annual benefits payable upon retirement under the Financial Institutions Retirement Fund (the “Retirement Plan”), in which the Bank participates, based upon combinations of the compensation levels and years of service:

Pension Plan Table

Approximate Annual Retirement Benefit Upon Retirement at Age 65(1)(2)(3)

	15	20	25	30	35
	Years	Years	Years	Years	Years
	Benefit	Benefit	Benefit	Benefit	Benefit
Career Average Compensation	Service	Service	Service	Service	Service

$ 50,000	$7,500	$10,000	$12,500	$15,000	$17,500
75,000	11,300	15,000	18,800	22,500	26,300
100,000	15,000	20,000	25,000	30,000	35,000
125,000	18,800	25,000	31,300	37,500	43,800
150,000	22,500	30,000	37,500	45,000	52,500
175,000	26,300	35,000	43,800	52,500	61,300
200,000	30,000	40,000	50,000	60,000	70,000
250,000	37,500	50,000	62,500	75,000	87,500
300,000	45,000	60,000	75,000	90,000	105,000

(1)	Benefits shown are computed on the basis of a straight life annuity. Other available forms of benefits payment under the Retirement Plan, which are the actuarial equivalent of the straight life annuity, are the joint and surviving spouse annuity and the single lump-sum option.

(2)	Under the current law, the maximum annual pension benefit payable under the Internal Revenue Code, applicable to the Retirement Plan, is $160,000 for 2003.

(3)	The Bank’s participation in the Retirement Plan was frozen as of December 18, 2003. For the purpose of computing a benefit under these Plans on December 31, 2003, Mr. Campbell had 2 years of credited service; Mr. Regan, 20 years; Mr. Cutler, 26 years; and Mr. Armstrong, 9 years.

Equity Compensation Plan Information

      The Company maintains four Common Stock compensation plans (each of which has been approved by the Company’s stockholders).

      2001 Stock-Based Incentive Plan (“SBIP”). The SBIP authorizes the granting of options to purchase common stock of the Company and awards of restricted shares of common stock (collectively, options and restricted stock awards are referred to as “awards”). Subject to certain potential adjustments, the number of shares of common stock reserved for awards under the SBIP is 1,905,352 shares, consisting of 1,429,014 shares reserved for options and 476,338 shares reserved for restricted stock awards. All employees and directors of the Company and its affiliates are eligible to receive awards. The SBIP is administered by a committee consisting of non-employee directors of the Company.

      Amended and Restated Management Restricted Stock Purchase Plan (“Management Plan”). The Management Plan permits, on an elective basis, the deferral of incentive bonuses awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units) and with the restricted stock units settled on a one-for-one basis in Company Common Stock after termination of employment. Under the Management Plan, dividend equivalents are automatic and are forfeitable in certain circumstances only if they relate to the Company match. The Management Plan contains a limit of 450,000 shares as the maximum aggregate number of shares that can be granted.

      Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”). Mr. Campbell does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of other employees participating in the ESOP. Under the ExSOP, Mr. Campbell generally receives the deferred compensation units that he would have been entitled to receive under the ESOP if he had been a participant as of March 7, 2001, without regard to certain limitations that would apply if he were a participant in the ESOP. The units are ultimately settled on a one-for-one basis in Company Common Stock. The ExSOP provides that Mr. Campbell’s deferred compensation units become vested upon his disability, at January 31, 2007, upon his death, or upon a change in control. The earning and crediting of deferred compensation units depend on information relating to the ESOP that is not typically available until several months after year-end. A 30,000 maximum number of shares of the Company Common Stock is contained in the ExSOP.

      The Citizens First Group Directors’ Deferred Fee Plan (“Directors’ Plan”) is described above under the caption “Director Fees.”

Compensation Committee Report on Executive Compensation

Overview and Philosophy

      The Board of Directors of the Company has established a Compensation Committee comprised entirely of independent Directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. There are no interlocking relationships between any members of the Compensation Committee.

      Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer and approves annually the compensation to be paid each other executive officer. The Chief Executive Officer does not participate in any discussions regarding his own compensation.

      The Compensation Committee also structures and administers the Company’s Common Stock compensation plans, and structures and monitors the Company’s employment or change in control contracts with senior officers. Compensation decisions with respect to senior officers are based on the factors discussed in the following paragraphs of this report rather than any obligation set forth in those contracts.

      The Compensation Committee has available to it outside compensation consultants, and has worked with these consultants to gather comparative compensation data from independent sources and to develop a strategy in which compensation reflects performance.

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired goals of the Company.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Align the senior officers’ interests with those of shareholders by placing a significant portion of pay at risk with payout dependent upon corporate performance, both on a short-term and long-term basis.

      The executive compensation program provides an overall level of compensation opportunity that is competitive within the banking industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term Company performance. The Compensation Committee also uses its discretion to set executive compensation based upon individual performance.

Compensation Matters in 2003

      During 2003 the Compensation Committee increased the levels of base salary of all senior officers other than the Chief Executive Officer. The increases in base salary were based upon an analysis of compensation levels for management performing similar functions at other banking companies of similar size, operations and financial performance. While the Compensation Committee approved an increase in the Chief Executive Officer’s base salary, the Committee honored the request of the Chief Executive Officer that his base salary not be increased.

      The annual incentive compensation of the Chief Executive Officer, and other senior officers, is based on a formula designed to reflect (i) the overall performance of the Company; and (ii) the performance of each individual officer. For this purpose the Company’s annual performance is measured by Company’s overall profitability, supplemented by such factors as Company’s return on assets, return on equity, net interest margin, and efficiency ratio. A written performance review is prepared annually for each senior officer, and that assessment of performance, together with the performance of the Company, are applied to the formula in order to determine that officer’s incentive compensation. The annual incentive compensation for 2003 has not yet been determined because the Compensation Committee has not completed its review of performance in 2003 of the Chief Executive Officer and the senior officers.

      Senior Officer Compensation Program. The Company’s senior officer compensation program is comprised of base salary, annual incentive compensation, long-term incentive compensation in the form of stock options and restricted stock awards, and various benefits.

      Base Salary. Base salary levels for the Company’s senior officers are set relative to companies of similar size and complexity in the banking industry in the Midwest region of the country. In approving salaries, the Compensation Committee also takes into account individual experience and performance, the Company performance and specific issues particular to the Company.

      Annual Incentive Compensation. The senior officer bonus policy for all senior officers, including the Chief Executive Officer, is to provide direct financial incentives in the form of an annual cash bonus for achieving the Company’s goals and to reward individual performance. The Chief Executive Officer, and other senior officers selected annually by the Compensation Committee, may elect to defer all or a portion of any annual cash bonus into restricted stock awards under the Company’s Amended and Restated Management Restricted Stock Purchase Plan (the “Management Plan”). For 2003, the Compensation Committee selected Company’s overall profitability, supplemented by other key financial indicators for savings banks, such as return on assets, return on equity, net interest margin, and efficiency ratio as the measurement of the Company’s performance, and with target goals set for each, for purposes of determining incentive compensation opportunities for each senior officer, including the Chief Executive Officer.

      The Compensation Committee also assesses the individual performance of the senior officers, based on written individual performance appraisals. The Company’s performance and the assessment of the individual’s performance are both considered by the Committee in determining the annual incentive compensation for the Chief Executive Officer and in approving annual incentive compensation for other senior officers.

      Long-Term Incentives. The Compensation Committee uses stock options and restricted stock awards under the Company’s 2001 Stock-Based Incentive Plan to provide long-term incentive for senior officers. The objectives of the stock options and restricted stock awards are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable senior officers to develop and maintain a long-term stock ownership position in the Company’s Common Stock.

      Benefits. The Company provides medical and other employee benefits to its senior officers that are generally available to all fulltime Company employees.

Chief Executive Officer Compensation

      The Chief Executive Officer’s salary and incentive based compensation are based on the policies detailed above, and are determined by the Compensation Committee of the Company substantially in accordance with the practices described above relating to all senior officers.

      Base Salary. The Compensation Committee seeks to maintain the base salary of the Chief Executive Officer at a level that is comparable to the base salaries of other chief executive officers at financial institutions of similar size and complexity in the Midwest, based on the recommendation of outside compensation consultants arising from their surveys of other banking companies. The Compensation Committee maintained the 2003 base salary for the Chief Executive Officer at $250,000.00. The Compensation Committee has proposed twice, first in 2002 and again in 2003, to increase the Chief Executive Officer’s base salary, and on both occasions the Chief Executive Officer has asked that his base salary not be increased. The Compensation Committee has honored these requests.

      Incentive Compensation. The annual incentive compensation of the Chief Executive Officer is determined as described above. The Chief Executive Officer has elected to defer 70% of his incentive compensation for 2003 performance, when determined, into restricted stock to be awarded under the Management Plan. The Chief Executive Officer does not participate in the Company’s ESOP, but instead participates in the Amended and Restated Executive Stock Ownership Plan and Agreement (the “ExSOP”). The Compensation Committee proposed to issue stock option awards to the Chief Executive Officer under the 2001 Stock-Based Incentive Plan, but the Chief Executive Officer declined to receive them.

      In respect to the limits on deductibility for federal income tax purposes of compensation paid an executive officer in excess of the limit under Section 162(m) of the Internal Revenue Code, the Company intends to strive to structure components of its executive compensation to achieve maximum deductibility, while at the same time considering the goals of its executive compensation philosophy.

Compensation Committee

Christopher A. Kellerman, Chairman
Ronald W. Cooley
Walid Demashkieh, M.D.

Compensation Committee Interlocks and

Insider Participation

      In 2003 the Compensation Committee members were Christopher A. Kellerman, Chairman, Ronald W. Cooley, and Walid Demashkieh, M.D. No executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee. The Regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with the Bank. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, except for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. It is expected that similar transactions will occur in the future.

Stock Performance Graph

      The following graph compares the yearly cumulative total stockholder return (change in share price plus cumulative amount of dividends, assuming dividend reinvestment, divided by initial share price, expressed as a percent) on the Company’s Common Stock from March 7, 2001 (the initial day of trading of the Company’s Common Stock) through December 31, 2003 with the cumulative total return on the Nasdaq Index and on the SNL Midwest Thrift Index. The graph assumes that $100 was originally invested.

Citizens First Bancorp, Inc.

	Period Ending

Index	03/07/01	12/31/01	12/31/02	12/31/03

Citizens First Bancorp, Inc.	100.00	114.27	155.82	171.42
NASDAQ — Total US	100.00	88.41	60.82	91.62
SNL Midwest Thrift Index	100.00	110.26	142.14	197.47

Transactions with Related Parties

      Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Company’s banking or other subsidiaries in the ordinary course of business during 2003. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, except for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and more than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities. Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders during 2003 were satisfied on a timely basis.

Proposal 2 — Ratification of Independent Auditors

      The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the selection by the Committee of the firm of BDO Seidman, LLP to serve as independent auditors for the Company for the year 2004. Representatives of BDO Seidman, LLP will be present at the Annual Meeting to make such comments as they desire and to respond to appropriate questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders the final choice in the designation of auditors. If the resolution approving BDO Seidman, LLP as the Company’s independent auditors is rejected by the shareholders then the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

      On October 15, 2003, Plante & Moran, PLLC resigned as the independent public accountant for the Company. On October 15, 2003, the Audit Committee engaged the firm of BDO Seidman, LLP as the Company’s new independent public accountant.

      Plante & Moran’s reports on the consolidated financial statements of the Company for each of the fiscal years ended March 31, 2001, March 31, 2002 and the nine month period ending December 31, 2002, contained no adverse opinions or disclaimers of opinion, and none were qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended March 31, 2001, March 31, 2002, the nine month period ended December 31, 2002, and the subsequent interim period through October 15, 2003, there were no disagreements between the Company and Plante & Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Plante & Moran, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended March 31, 2001, March 31, 2002, the nine month period ended December 31, 2002, and the subsequent interim period through October 15, 2003, there were no reportable events as defined in Item 304 (a)(1)(v) of SEC Regulation S-K.

      During the Company’s two most recent fiscal years ended March 31, 2001, March 31, 2002, and the nine month period ended December 31, 2002, and the subsequent interim period through October 15, 2003, the Company did not consult with BDO Seidman, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of SEC Regulation S-K.

Principal Accounting Firm Fees

      The following table sets forth the aggregate fees billed to the Company, including out-of-pocket expenses, for the fiscal year ended December 31, 2003 and the nine months ended December 31, 2002 by the Company’s principal accounting firms.

	December 31,

	2003	2002

Audit Fees(1)	$605,000	$211,355
Audit-Related Fees(2)	29,800	110,750
Tax Fees(3)	86,000	68,305
All Other Fees(4)	186,000	111,890

Total	$906,800	$502,300

      The Company changed its fiscal year end from March 31 to December 31, in 2002. All fees indicated above for the nine months ended December 31, 2002 were paid to the Company’s former independent auditors, Plante & Moran, PLLC. Included in the amounts indicated for the year ended December 31, 2003, are amounts paid to Plante & Moran, PLLC, who resigned as the Company’s independent auditor October 15, 2003, in order to be able to provide the Company with various consulting and outsourcing services, as follows: Audit Fees, $355,000; Audit-Related Fees, $29,000; Tax Fees, $86,000; and All Other Fees, $186,000.

(1)	All services that are performed to comply with generally accepted auditing standards are included in this category; together with fees for services that normally are provided by the accountant in connection with statutory and regulatory filings or engagements. Services in this category include: audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, reports on an issuer’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, are not reported as audit services. To the extent that such services are necessary to comply with generally accepted auditing standards (i.e., tax accrual work), an appropriate allocation of those fees are included in this category. None of the audit hours were performed by people other than full time employees of the independent auditors.

(2)	This category includes assurance and related services that are traditionally performed by an independent accountant such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.

(3)	This category includes all services performed by an accounting firm’s tax division except those related to the audit. Typical services include tax compliance, tax planning and tax advice.

(4)	This category includes fees for any service not addressed in the other three categories above. No Other Fees were paid to BDO Seidman, LLP in 2003. Other Fees paid to Plante & Moran PLLC in 2003 related to permitted services for employee benefit plan matters, other human resource consulting matters and commercial loan review. The Audit Committee has reviewed the services provided by the independent auditors and has considered the compatibility of the services with maintaining the independent auditors’ independence.

      The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

      The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by BDO Seidman, LLP or Plante & Moran, PLLC pursuant to these exceptions.

The Board of Directors recommends that stockholders vote “For” the ratification of the appointment of BDO Seidman, LLP as the Company’s independent auditors for the year ending December 31, 2004, and your proxy will be so voted unless you specify otherwise.

Proxy Solicitation

      Proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and the Bank without any additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse those record holders for their reasonable expenses in doing so.

Other Information about the Company

      The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation materials or as having been incorporated by reference into this Proxy Statement.

      A copy of the report on form 10-K (without exhibits) for the twelve month period ended December 31, 2003, as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders of the Company as of the close of business on the record date upon written request to Timothy D. Regan, Secretary, Citizens First Bancorp, Inc., Corporate Office, 525 Water Street, Port Huron, Michigan 48060. In addition, a copy of the Company’s Report on Form 10-K with exhibits for the twelve month period ended December 31, 2003 is also available free of charge on the Company’s website, which is at www.cfsbank.com.

Stockholder Proposals and Nominations

      The Company must receive proposals that stockholders seek to include in the proxy statement and form of proxy for the Company’s next annual meeting no later than December 24, 2004 unless next year’s annual meeting is held on a date more than 30 calendar days from May 27, 2005. In such a case, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the United States Securities and Exchange Commission.

      The Bylaws of the Company, which are posted on the Company’s web site, and a copy of which may be obtained from the Company, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including making nominations for director. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide that for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

By Order of the Board Of Directors

Timothy D. Regan
Secretary

Port Huron, Michigan

April 23, 2004

Annex A

CITIZENS FIRST BANCORP, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I.     Mission Statement

      A. The purpose of the Audit Committee (the “Committee” or the “Audit Committee”) of the Board of Directors of Citizens First Bancorp, Inc. (the “Company”) is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. That role includes (i) maintaining a strong, positive working relationship with management, internal and external auditors, counsel, and other Committee advisors, (ii) serving as a critical check and balance on reporting systems, and (iii) providing a forum separate from management in which auditors and other interested parties can candidly discuss concerns.

      B. In addition to the Company, the Committee is the audit committee for the Company’s affiliated savings banks and has the responsibility, fiduciary duty and authority to oversee the management, financial statements and audit functions of all of the Company’s affiliate savings banks. In that capacity, the Committee will perform the statutory and regulatory compliance review functions applicable to savings banks; and receive official reports of management and the internal and external auditors regarding financial reporting, internal controls and other matters as discussed herein of the Company’s affiliated savings banks as well as the Company.

II.     Organization

      A. Audit Committee Composition.

1. Number and Appointments. The Committee will consist of at least three members, all of whom will be members of the Board of Directors of the Company. The Board of Directors of the Company will designate annually the members of the Audit Committee and the Chair of the Audit Committee, all of whom will serve at the pleasure of the Board of Directors of the Company.

2. Independence Requirement. Each Committee member will be “independent” under the requirements of all applicable laws, which currently include laws, rules, and regulations under the Securities Exchange Act of 1934, as amended (the “Act”), the rules and regulations of the Securities and Exchange Commission (the “Commission”), and the rules, regulations, guidelines, requirements, and standards of NASDAQ. Under these rules, a Committee member cannot have a relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Committee member.

3. Required Knowledge and Ability. Each Committee member must have, at the time of appointment: (a) knowledge of the primary industries in which the Company operates; (b) the ability to read, understand, and interpret financial statements, including balance sheets, income statements, statements of cash flows, and key performance indicators; and (c) such other financial knowledge and ability as required by applicable laws. In addition, at least one member of the audit committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication.

4. Limited Exception to Independence Requirement. One director who is not independent under all of the requirements of NASDAQ, but who meets specified, more limited independence requirements, may be appointed to the Audit Committee, if the Company’s Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its stockholders. In order to qualify for this exception, the Board must cause the Company to disclose, in the Company’s next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. An Audit

Committee member appointed under this exception cannot serve longer than two years and cannot chair the Audit Committee.

      B. Meetings. The Audit Committee will meet at least quarterly. Additional meetings will be scheduled as considered necessary by the Audit Committee or the Audit Committee Chair. A quorum of the Audit Committee will be declared when a majority of the appointed members of the Audit Committee are in attendance.

      C. External Resources. The Audit Committee will be authorized to access internal and external resources, as the Audit Committee requires, to carry out its responsibilities.

      D. Committee Compensation. The Audit Committee members will not accept, directly or indirectly, from the Company or any affiliate of the Company, any compensatory fee, other than payment for service on the Board of Directors of the Company or service on any committee of the Board. Indirect acceptance includes acceptance of such a fee by a spouse, a minor child, a stepchild, or a child or stepchild sharing a home with the Audit Committee member or by an entity in which the Audit Committee member is a partner, member, or principal or occupies a similar position and which provides accounting, consulting, legal, investment banking, financial, or other advisory services or any similar services to the Company.

III.     Roles and Responsibilities

      A. General Responsibilities. In carrying out the Audit Committee’s mission described in Section I of this Charter, the Audit Committee will have the following responsibilities:

1. Review of Financial Information for SEC Filings and Press Releases. The Audit Committee will regularly review and discuss, as applicable, the audited annual financial statements of the Company, quarterly financial statements and information of the Company, and related financial and disclosure information, including disclosures made in “management’s discussion and analysis,” with management and the Company’s internal and external auditors prior to the Company’s required annual or quarterly filings with the Commission or release of information to the public.

(a) Annual Financial Statements. The Audit Committee’s review of the Company’s annual financial statements will include the following, in addition to the other items to be reviewed under this Charter or applicable laws:

(i) A review of the overall scope and focus of the annual audit;

(ii) A determination of whether the financial statements are consistent with the information known to Audit Committee members;

(iii) A review of key financial statement issues and risks;

(iv) A review of accounting standards utilized and their impact or potential effect on reported financial information; and

(v) The processes used by management to address these matters, the related auditor views, and the basis for audit conclusions.

(b) Interim Financial Statements. The Audit Committee should be briefed on the processes used by management in producing its interim financial statements and review and discuss with management any questions or issues concerning the statements. The Audit Committee will ensure that management requires that the external auditors review the financial information included in the Company’s interim financial statements before the Company files its quarterly reports with the Commission or releases interim financial information to the public.

(c) Earnings Press Releases/ Guidance to Analysts. The Audit Committee will discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-generally accepted accounting principles information, as well as financial information and earnings guidance provided to analysts and other similar persons. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

2. Annual Plan. The Audit Committee, with input from management and other key Audit Committee advisors, will develop an annual plan, which will include an agenda and procedures for the review of the Company’s quarterly financial data, its year end audit, the procedures and results of its internal audit, and the review of the independence of its external auditors.

3. Contact with Management and Others. To the extent appropriate, the Audit Committee Chair and others on the Committee will have contact throughout the year with senior management, the Board of Directors of the Company, external and internal auditors, and legal counsel, as applicable, to strengthen the Audit Committee’s knowledge of relevant current and prospective business issues, risks, and exposures. This contact will include requests by the Audit Committee that members of management, counsel, and the internal and external auditors, as applicable, participate in Audit Committee meetings, as necessary, to carry out the Audit Committee’s responsibilities.

4. Review of Accounting and Reporting Issues. The Audit Committee will review significant accounting and reporting issues, including recent professional and regulatory pronouncements and understand their impact on the Company’s business, results of operations, and financial statements.

5. Review of Potential Deficiencies and Weaknesses. The Audit Committee will review disclosures made to the Audit Committee about any significant deficiencies in the design or operation of internal controls or material weaknesses in the internal controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

6. Reports to Full Board of Directors. The Audit Committee will report periodically, as deemed necessary, but at least semi-annually, to the full Board of Directors of the Company. Any important issues on interim financial statements, as well as any important conclusions reached by the Audit Committee concerning the year-end audit work, will be discussed by the Audit Committee and reported to the full Board of Directors (if deemed appropriate in the discretion of the Audit Committee) well in advance of the public release of the Company’s interim and annual financial statements. As indicated below, the Audit Committee will review certain significant issues with the full Board of Directors. As part of such reviews and reports, the Audit Committee will communicate to the full Board of Directors of the Company regarding its decisions with respect to compensation to be paid to the external auditors and retention of the external auditors for each upcoming fiscal year. Such reviews and reports may be made by the Audit Committee through the Audit Committee Chair.

      B. Review of the Internal Audit. The Audit Committee will have the following responsibilities, with regard to the Company’s internal audit functions.

1. Overall Responsibility. The Audit Committee will initiate and execute all internal audit functions. The Audit Committee will review, periodically and continuously, the internal audit processes and results.

2. Review of Internal Audit Plan. The Audit Committee will review and assess the annual internal audit plan, including the activities and organizational structure of the internal audit function.

3. Meetings with Internal Auditors. The Audit Committee will meet with the internal auditors, at least annually, to review the status of the internal audit activities, any significant findings and recommendations by the internal auditors, and management’s response to those findings and recommendations. The Audit Committee will meet at least annually with management, the internal auditors, and the external auditors in separate executive sessions to discuss any matters that the Audit Committee or management, the internal auditors, or the external auditors believe should be discussed privately.

4. Review of Significant Issues Identified by Internal Auditors. If the internal auditors identify significant issues relative to the overall Board responsibility that have been communicated to management but, in the judgment of the external auditors, have not been adequately addressed, they will communicate these issues to the Audit Committee and the Audit Committee will inform the full Board of Directors of the Company, if, after its consideration, the Audit Committee concurs with the judgment of the internal auditors.

      C. The External Auditors and the External Audit.

1. Responsibility for Oversight of External Auditors. The external auditors will report to the full Audit Committee. The Audit Committee will have the sole authority to appoint, determine compensation and funding for, retain and terminate, and oversee the external (or “outside”) auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review, or attest services for the Company, in the manner set forth, and as required by, applicable laws. The Audit Committee’s responsibility will include resolution of disagreements between management and the internal and external auditors regarding financial reporting. As contemplated below, the Audit Committee, through periodic review, will determine the continuing independence of the external auditors.

2. Advance Approval of Audit and Non-Audit Services. The Audit Committee will pre-approve all audit and non-audit services to be performed by the external auditors. The Audit Committee’s approval must be in the manner set forth, and as required by, applicable laws. Any such approval will be promptly disclosed to the Board of Directors of the Company and executive management.

3. Meetings and Discussions with External Auditors. The Audit Committee will regularly meet with the external auditors to review and discuss reports from the external auditors on all relevant issues to the Audit Committee including those issues required by applicable laws. The Audit Committee should also discuss with the external auditors the nature, scope, and rigor of the audit processes. The Audit Committee will meet at least annually with management, the internal auditors, and the external auditors in separate executive sessions to discuss any matters that the Audit Committee or management, the internal auditors, or the external auditors believe should be discussed privately.

4. Review of Recommendations of External Auditors. The Audit Committee will review any important recommendations of the external auditors on financial reporting, controls, and other matters, and management’s response to those recommendations.

5. Review of Significant Issues Identified by External Auditors. If the external auditors identify significant issues relative to the overall Board responsibility that have been communicated to management but, in the judgment of the external auditors, have not been adequately addressed, they will communicate these issues to the Audit Committee, and the Audit Committee will inform the full Board of Directors of the Company, if, after its consideration, the Audit Committee concurs with the judgment of the external auditors.

6. Access of External Auditors to Audit Committee. The Audit Committee will ensure that the external auditors have full access to the Audit Committee (and the Board, if determined appropriate by the Audit Committee) to report on any and all appropriate matters.

7. Review of Performance and Independence of External Auditors. The Audit Committee will review annually (or, more frequently, if the Audit Committee deems necessary or appropriately) the performance, including effectiveness, objectivity, and independence, of the external auditors. The Audit Committee will determine the continuing independence of the external auditor by reference to applicable laws. The Audit Committee will ensure receipt of a formal written statement from the external auditors regarding auditor independence consistent with standards set by the Independence Standards Board. Additionally, the Audit Committee will discuss with the external auditors any relationships or services that may affect auditor objectivity or independence. If the Audit Committee is not satisfied with the external auditors’ assurances of independence, it will take appropriate action to ensure the independence of the external auditors.

      D. Reporting to Stockholders.

1. Review of All Major Financial Reports. The Audit Committee will review all major financial reports in advance of filing or distribution, including the Company’s Annual Report to stockholders.

2. Audit Committee Report in Proxy Statement.

(a) Manner and Procedures for Inclusion. The Audit Committee will annually provide a written report of its activities and findings, a copy of which will be included within the Company’s proxy statement for the Annual Meeting of the Company’s stockholders. The report will appear over the names of the members of the Audit Committee. The report will be furnished to and approved by the full Board of Directors of the Company prior to its inclusion in the Company’s proxy statement.

(b) Subject Matter of Report. The report will state whether the Audit Committee:

(i) has reviewed and discussed the audited financial statements with management;

(ii) has discussed with the independent auditors the matters to be discussed by Statement of Auditing Standards No. 61;

(iii) has received the written disclosures and the letter from the independent auditors regarding the independence required by Independence Standards Board Standard No. 1;

(iv) has discussed with the auditors their independence; and

(v) based on the review and discussion of the audited financial statements with management and the independent auditors, has recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

3. Disclosure of Applicability of Audit Committee Charter. The Company will disclose that the Audit Committee is governed by this written Charter, a copy of which has been approved by the full Board of Directors of the Company. The disclosure will be made by including this Charter on the Company’s website and by disclosing in the Company’s Annual Report that this Charter is available on the Company’s website and that it is also available in print to any stockholder who requests it. A copy of this Charter will be filed as an appendix to the Company’s proxy statement relating to its annual meeting of the Company’s stockholders at least once every three years.

4. Disclosure of Independence of Audit Committee. The Company will also disclose in its proxy statement the independence of the Audit Committee. To the extent that the Board of Directors appoints a non-independent director to the Audit Committee pursuant to Section II above, the Company will disclose the nature of the relationship of the non-independent director and the reasons for appointing the non-independent director to the Audit Committee in the first proxy statement after the non-independent director’s appointment.

5. Disclosure of Pre-Approval Policies. The Audit Committee is responsible for ensuring that any pre-approval policies and procedures that have been adopted by the Audit Committee are disclosed in annual reports and proxy statements.

6. Disclosure of Auditor Fees. The Audit Committee should report the following information to the Company so that proper disclosure can be made in the Company’s proxy statements and annual reports: the fees paid to auditors during the last two fiscal years, including (a) audit fees, (b) audit related fees (and the nature of the services comprising such fees), (c) tax fees (and the nature of the services comprising such fees), and (d) all other fees (and the nature of the services comprising such fees). The Audit Committee should also report to the Company the percentage of services in each category (except audit fees) that was pre-approved by the Audit Committee pursuant to the “de minimis” exception for pre-approval.

      E. Audit Committee Charter. The Audit Committee will be responsible for the contents of this Charter. The Audit Committee will review this Charter annually (or more frequently, if the Audit Committee determines necessary or appropriate), assess its adequacy and propose appropriate amendments to the full Board of Directors. The Board of Directors of the Company has approved this Charter and will approve any amendments to this Charter.

      F. Regulatory Examinations. The Audit Committee will review the results of examinations by regulatory authorities and management’s response to these examinations.

      G. Independent Counsel/ Other Advisors. The Audit Committee will have the authority to engage, and determine funding for, independent counsel and other advisors, as it deems necessary to carry out its duties, including its duties under this Charter and under any laws, rules, regulations, and guidelines from time to time applicable to the Company.

      H. Complaints to the Company. The Audit Committee will establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for ensuring that complaints regarding such matters made by employees of the Company are treated confidentially and anonymously, in the manner provided by applicable laws.

      I. Review of Disclosure Controls and Procedures. The Audit Committee will review with the Company’s Chief Executive Officer, Chief Financial Officer, and legal counsel the Company’s disclosure controls and procedures and will review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material noncompliance with, such controls and procedures.

      J. Review of Certain Transactions with Directors and Related Parties. The Audit Committee will review periodically, but no less frequently than annually, a summary of the Company’s transactions with directors and officers of the Company and with firms that employ directors, as well as any other material related party transactions.

      K. Compliance with Code of Business Conduct and Ethics and Grants of Waivers. The Audit Committee will review annually a summary of compliance with the Company’s Code of Business Conduct and Ethics. The Committee will be responsible for determining whether and on what terms to grant to any director or executive officer a waiver from the Company’s Code of Business Conduct and Ethics.

IV.     Audit Committee Self Assessment and Education

      The Audit Committee will periodically review, discuss, and assess its own performance, as well as the Audit Committee’s role and responsibilities, seeking input from senior management, the full Board of Directors of the Company, external and internal auditors, legal advisors, and others.

V.     Limitation on Scope

      1. Limitation on Responsibilities. Although the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management, the internal auditors, and the external auditors.

      2. Other Limitations. The Audit Committee members will serve on the Audit Committee subject to the understanding on their part and on the part of the Company’s management, internal auditors, and external auditors that:

(a) The Audit Committee members are not employees or officers of the Company and are not directly involved in the Company’s daily operations, and they do not serve as members of the Audit Committee on a full-time basis.

(b) The Audit Committee depend on the Company’s management, internal auditors, and external auditors to provide the Audit Committee with accurate information on a timely basis, so that the Audit Committee can discharge its duties properly.

(c) To the extent permitted by law, the Audit Committee will be entitled to rely on the information and opinions of the persons and entities noted in this Charter in carrying out its responsibilities.

      3. Indemnification and Limitation on Personal Liability. The Audit Committee members, in agreeing to serve on the Audit Committee, do so in reliance on, among other things, the provisions of the Company’s Amended and Restated Certificate of Incorporation which provide indemnification for their benefit, and provide that, to the fullest extent provided by law, no director will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or Committee member.

VI.     Certain Rules of Interpretation

      A. Company. As used in this Charter, all references to the “Company” will include the Company and any other entities with which the Company prepares, or is required to prepare, consolidated financial statements.

      B. Applicable Laws. As used in this Charter, all references to “applicable laws” or “laws” will include all laws, rules, regulations, and guidelines from time to time applicable to the Company, its Board, or its Audit Committee, as applicable, including any of the foregoing under the Act or of the Commission or the NASDAQ.

      C. This Charter. As used herein, “this Charter” means this Amended and Restated Audit Committee Charter.

      D. Headings. The headings in this Charter are inserted for convenience of reference only and are not intended to be part, or to affect the meaning or interpretation, of this Charter.

Adopted January 17, 2001

Amended February 27, 2003

Amended and Restated April 21, 2003

Amended and Restated April 2, 2004

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY FOR ANNUAL MEETING OF
Citizens First Bancorp, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned stockholder of Citizens First Bancorp, Inc. (the “Company”), Port Huron, Michigan, do hereby nominate, constitute, and appoint the official proxy committee of the Company, consisting of the full board of directors of the Company, with full power of substitution, and in my name, place and stead, to vote all the common stock of said Company, standing in my name on its books on March 31, 2004, at the Annual Meeting of its stockholders to be held on May 27, 2004, at 10:00 A.M. (local time) at the St. Clair County Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan, or any postponements or adjournments thereof with all the powers the undersigned would possess if personally present as follows. This proxy revokes all prior proxies given by the undersigned.

1.	To elect two (2) members (term to expire 2007) to the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES.

Nominees:	Walid Demashkieh, M.D.	Timothy D. Regan

For All Nominees ☐ Withhold Authority to Vote For all Nominees ☐

(To Withhold Authority for an individual nominee, check the “For All Nominees” box and draw a line through the name of such nominee)

2.	To ratify the appointment of BDO Seidman, LLP as independent auditors for the Company for the fiscal year ending December 31, 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Please check this box if you plan on attending the meeting.	☐
Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above Co-holder (if any) sign above

/ \ Detach above card, sign, date and mail in postage paid envelope provided. / \

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

This proxy is solicited by the Board of Directors and confers authority to vote “FOR” the nominees noted above, and “FOR” proposal 2 above unless otherwise marked. If any other business is presented at the meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors. All shares represented by properly executed proxies will be voted as directed.

The Board of Directors recommends a vote “FOR” the directors nominated by the Board of Directors and “FOR” proposal 2. This proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated proxy.

(When signing as Attorney, Executor, Administrator, Trustee, Guardian, please give full title. If more than one Trustee, all should sign. All joint owners should sign.)